Exhibit (a)(27)

Barrick Files Revised Offer for Placer Dome

January 5, 2006

This news release contains "forward-looking statements" that are subject to risk factors and assumptions set out in the cautionary note contained within this news release. All amounts are in United States ("U.S.") dollars, in accordance with U.S. generally accepted accounting principles ("GAAP").

        Vancouver, Canada:    Placer Dome Inc. (NYSE, TSX, ASX: PDG) and Barrick Gold Corporation have today each filed the documents relating to Barrick's revised offer for all of the outstanding common shares of Placer Dome, consisting of Barrick's Notice of Variation and Extension to its original offer dated November 10, 2005 and Placer Dome's Notice of Change to its Directors' Circular dated November 23, 2005. Placer Dome and Barrick previously announced the signing of a Support Agreement relating to the revised Barrick offer on December 22, 2005. Placer Dome expects the mailing of these materials to registered shareholders of Placer Dome will be completed by the end of today.

The revised offer was announced on December 22, 2005, and consists of $22.50 in cash or 0.8269 of a Barrick common share plus $0.05 in cash for each Placer Dome common share, at the election of the Placer Dome shareholder, and subject in each case to proration based on the maximum amount of cash to be paid by Barrick of approximately $1.344 billion, and the maximum number of Barrick common shares to be issued of approximately 333 million. Assuming full pro ration of these amounts, Placer Dome shareholders would receive $2.91 in cash and 0.7216 of a Barrick common share for each Placer Dome common share tendered to the offer.

The offer is open until 12:00 midnight (EST) on January 19, 2006, unless withdrawn or extended. The Board of Directors of Placer Dome believes the consideration to be received by shareholders under the revised Barrick offer is fair, from a financial point of view, to Placer Dome's shareholders, and that the revised Barrick offer is in the best interests of Placer Dome and its shareholders. The Board of Directors has unanimously recommended that shareholders accept the revised Barrick offer and tender their common shares to the revised Barrick offer.

Shareholders are urged to review the Barrick Notice of Variation and Extension for a full description of the terms and conditions of the revised Barrick offer, including a description of how to tender their shares to the revised offer, and to review the Placer Dome Notice of Change for a summary of the principal reasons for the unanimous recommendation of the Board of Directors that shareholders accept the revised Barrick offer and tender their common shares, as well as other important information relating to the revised Barrick offer. Each of these documents has been filed with the securities regulatory authorities in Canada and the United States, and is available at www.sedar.com and www.sec.gov.

Placer Dome is a global gold mining company employing more than 13,000 people at 16 mining operations in seven countries. The Vancouver-based company's shares trade on the Toronto, New York, Swiss and Australian stock exchanges and Euronext-Paris under the symbol PDG.

Note to Security Holders:

In response to the original exchange offer by Barrick relating to Placer Dome, Placer Dome filed in Canada and the U.S. and mailed to its shareholders a Directors' Circular dated November 23, 2005, and filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, which includes the original Directors' Circular as an exhibit thereto. In connection with the revised offer described in this document, Placer Dome filed in Canada and the U.S. a Notice of Change to its Directors' Circular, which is being mailed to Placer Dome shareholders, and filed with the SEC an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9, which includes the Notice of Change to its Directors' Circular as an exhibit thereto. These amended documents set forth the full response of the Board of Directors of Placer Dome to the revised offer by Barrick described in this document. Security holders are urged to read the Notice of Change to the Directors' Circular, as well as the amended Solicitation/Recommendation Statement on Schedule 14D-9 (including any amendments or supplements thereto and the other documents filed as exhibits thereto) because they contain important information. Security holders may obtain a free copy of the Notice of Change to the Directors' Circular as well as any other documents filed by Placer Dome in connection with the revised offer, free of charge at the SEC's website at www.sec.gov, from Placer Dome at www.placerdome.com, or by contacting Georgeson Shareholder, the information agent retained by Placer Dome, at 1-866-245-2999.

Shareholder enquiries regarding the Barrick offer:
Georgeson Shareholder
North American toll-free 1-866-245-2999
Australian toll-free 1 300 658 874
Banks and brokers please call collect (212) 440-9800

General Placer Dome enquiries:
Investor Relations:
Greg Martin (604) 661-3795
Meghan Brown (604) 661-1577
Media Relations: Gayle Stewart (604) 661-1911

Head office
Suite 1600, Bentall IV
1055 Dunsmuir Street
(PO Box 49330,
Bentall Postal Station)
Vancouver, B.C. Canada V7X 1P1
Tel: (604) 682-7082

On the internet: www.placerdome.com

CAUTION REGARDING FORWARD-LOOKING INFORMATION

This document contains "forward-looking statements" that were based on Placer Dome's expectations, estimates and projections as of the dates as of which those statements were made. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as "outlook", "anticipate", "project", "target", "believe", "estimate", "expect", "intend", "should" and similar expressions. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause Placer Dome's actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements, including but not limited to:

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uncertainties and costs related to Placer Dome's exploration and development activities, such as those associated with determining whether gold or other mineral reserves exist on a property;

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uncertainties related to feasibility studies that provide estimates of expected or anticipated costs, expenditures and economic returns from a mining project;

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uncertainties related to expected production rates, timing of production and the cash and total costs of production and milling;

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uncertainties related to the ability to obtain necessary licenses, permits, electricity, surface rights and title for development projects and project delays due to third party opposition;

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operating and technical difficulties in connection with mining development activities;

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uncertainties related to the future development or implementation of new technologies, research and development and, in each case, related initiatives and the effect of those on our operating performance;

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uncertainties related to the accuracy of our mineral reserve and mineral resource estimates and our estimates of future production and future cash and total costs of production, and the geotechnical or hydrogeological nature of ore deposits, and diminishing quantities or grades of mineral reserves;

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uncertainties related to unexpected judicial or regulatory proceedings;

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changes in, and the effects of, the laws, regulations and government policies affecting our mining operations, particularly laws, regulations and policies relating to:

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mine expansions, environmental protection and associated compliance costs arising from exploration, mine development, mine operations and mine closures;

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expected effective future tax rates in jurisdictions in which our operations are located;

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the protection of the health and safety of mine workers; and

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mineral rights ownership in countries where our mineral deposits are located, including the effect of the Mineral and Petroleum Resources Development Act (South Africa);

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changes in general economic conditions, the financial markets and in the demand and market price for gold, copper and other minerals and commodities, such as diesel fuel, coal, petroleum coke, steel, concrete, electricity and other forms of energy, mining equipment, and fluctuations in exchange rates, particularly with respect to the value of the U.S. dollar, Canadian dollar, Australian dollar, Papua New Guinean kina, South African rand, Dominican Republic peso and Chilean peso;

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the effects of forward selling instruments to protect against fluctuations in gold and copper prices and exchange rate movements and the risks of counterparty defaults, and mark to market risk;

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unusual or unexpected formation, cave-ins, flooding, pressures, and gold bullion losses (and the risk of inadequate insurance or inability to obtain insurance to cover these risks);

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changes in accounting policies and methods we use to report our financial condition, including uncertainties associated with critical accounting assumptions and estimates;

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environmental issues and liabilities associated with mining including processing and stock piling ore;

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geopolitical uncertainty and political and economic instability in countries which we operate;

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the risk that the Barrick offer may not be completed; or, if the offer is completed, uncertainties regarding the combination of the companies' businesses, the ability to realize growth opportunities and cost savings from the proposed combination, possible business disruption following the transaction and possible regulatory conditions imposed in connection with governmental approvals of the transaction; and,

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labour strikes, work stoppages, or other interruptions to, or difficulties in, the employment of labour in markets in which we operate mines, or environmental hazards, industrial accidents or other events or occurrences, including third party interference that interrupt the production of minerals in our mines.

A discussion of these and other factors that may affect Placer Dome's actual results, performance, achievements or financial position is contained in the filings by Placer Dome with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities including Placer Dome's Form 40-F/Annual Information Form. This list is not exhaustive of the factors that may affect our forward-looking statements. These and other factors should be considered carefully and readers should not place undue reliance on such forward-looking statements. Placer Dome does not undertake to update any forward-looking statements that are incorporated by reference herein, except in accordance with applicable securities laws.